CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-50517, 33-50519, 33-64511 and 333-91993) and on
Form S-3 (No. 33-69648) of Kansas City Southern Industries, Inc. of our report dated March 16, 2000 relating to the financial statements, which appears in this Form 10-K. We also consent to the incorporation by reference in the Registration Statements referred to above of our report dated February 29, 2000 relating to the financial statements of DST Systems, Inc., which appears in the DST Systems, Inc. Annual Report on Form 10-K for the year ended December 31, 1999. The financial statements of DST Systems, Inc. for the year ended December 31, 1999 together with our report thereon have been incorporated by reference in this Form 10-K.




/s/ PricewaterhouseCoopers

Kansas City, Missouri
April 12, 2000